                                 EXHIBIT 23(B)

                        Consent of KPMG Peat Marwick LLP

                         INDEPENDENT AUDITORS' CONSENT





The Board of Directors
RARE Hospitality International, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of RARE Hospitality International, Inc. of our report dated
February 27, 1998, relating to the consolidated balance sheets of RARE Hospitality International, Inc. and subsidiaries as of December 28, 1997 and December 29, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 28, 1997, which report appears in the December 28, 1997, annual report on Form 10-K of RARE Hospitality International, Inc.



                                              /s/KPMG Peat Marwick LLP


Atlanta, Georgia
October 5, 1998